Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

JULY 24, 2018

Equity Residential Reports Second Quarter 2018 Results

Raises Midpoint of Same Store Revenue Guidance

Chicago, IL – July 24, 2018 - Equity Residential (NYSE: EQR) today reported results for the quarter and six months ended June 30, 2018.  All per share results are reported as available to common shares/units on a diluted basis. Earnings per Share (EPS) was $0.31, Funds From Operations (FFO) was $0.81 per share and Normalized FFO was $0.81 per share for the second quarter of 2018, each as described in further detail below.

“The primary leasing season of 2018 has again demonstrated the resilient and nearly insatiable demand for rental housing across our markets,” said David J. Neithercut, Equity Residential’s President and CEO. “Strong demand and an enterprise wide focus on customer service continue to drive high occupancy and ever improving resident retention despite elevated levels of new supply.   As a result, we are pleased to now expect full year same store revenue growth towards the upper end of our initial guidance expectations.”

Highlights

•	The Company increased the midpoint of its same store revenue guidance range to 2.1% from 1.6%.

•

During the second quarter of 2018, the Company produced Physical Occupancy of 96.2%, new lease rate growth of 1.4% and renewal rate growth of 4.7%, all of which were ahead of the Company’s expectations. The Company also produced the lowest second quarter same store turnover in its history.

•

The Company began the development of West End Tower, a 469-unit, 44-story apartment property in Boston’s West End neighborhood. The project is estimated to cost approximately $409.7 million and be completed in 2021.

•	On August 12, Equity Residential will celebrate 25 years as a publicly listed company.

Second Quarter 2018

EPS for the second quarter of 2018 was $0.31 compared to $0.53 in the second quarter of 2017.  The difference is due primarily to higher property sale gains in the second quarter of 2017, the various adjustment items listed on page 23 of this release and the items described below.

FFO as defined by Nareit (National Association of Real Estate Investment Trusts) was $0.81 per share for the second quarter of 2018 compared to $0.77 per share in the second quarter of 2017.  The difference is due primarily to the various adjustment items listed on page 23 of this release and the items described below.

Normalized FFO for the second quarter of 2018 was $0.81 per share compared to $0.77 per share in the second quarter of 2017.  The difference is due primarily to:

•	A positive impact of approximately $0.02 per share from increased same store net operating income (NOI);

•	A positive impact of approximately $0.03 per share from Lease-Up NOI; and

•	A negative impact of approximately $0.01 per share from higher total interest expense.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 25 through 29 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 6, 26 and 27 of this release and the Company has included guidance for Normalized FFO on page 24 and FFO and EPS on page 27 of this release.

Six Months Ended June 30, 2018

EPS for the six months ended June 30, 2018 was $0.88 compared to $0.92 in the six months ended June 30, 2017.  The difference is due primarily to higher depreciation expense and higher property sale gains in the first six months of 2018, the various adjustment items listed on page 23 of this release and the items described below.

FFO was $1.52 per share for the six months ended June 30, 2018 compared to $1.53 per share for the six months ended June 30, 2017.  The difference is due primarily to the various adjustment items listed on page 23 of this release and the items described below.

Normalized FFO for the six months ended June 30, 2018 was $1.58 per share compared to $1.51 per share for the six months ended June 30, 2017.  The following items impacted Normalized FFO per share in the period:

•	A positive impact of approximately $0.03 per share from increased same store NOI;

•	A positive impact of approximately $0.06 per share from Lease-Up NOI and other non-same store NOI;

•	A negative impact of approximately $0.01 per share from higher total interest expense; and

•	A negative impact of approximately $0.01 per share from higher corporate overhead (property management and general and administrative expenses).

Same Store Results

On a same store second quarter to second quarter comparison, which includes 72,629 apartment units, revenues increased 2.2%, expenses increased 3.2% and NOI increased 1.8%. Average Rental Rate increased 1.9% and Physical Occupancy increased by 0.4% to 96.2%.

On a same store six-month to six-month comparison, which includes 72,210 apartment units, revenues increased 2.2%, expenses increased 3.5% and NOI increased 1.6%. Average Rental Rate increased 1.9% and Physical Occupancy increased 0.3% to 96.1%.

Investment Activity

During the second quarter of 2018, the Company acquired a 240-unit apartment property located in Hoboken, New Jersey for a purchase price of approximately $146.0 million at an Acquisition Capitalization Rate of 4.5%. The Company did not sell an apartment property during the second quarter but did sell a land parcel in suburban Maryland for approximately $2.7 million. The Company also began a $409.7 million development project in Boston, as described above, during the second quarter of 2018.

During the first six months of 2018, the Company acquired two apartment properties consisting of 357 apartment units, including the property described above, for an aggregate purchase price of approximately $199.7 million at a weighted average Acquisition Capitalization Rate of 4.5%. Also during the first six months of 2018, the Company sold four apartment properties, consisting of 786 apartment units, for an aggregate sale price of approximately $290.0 million at a weighted average Disposition Yield of 4.4%, generating an Unlevered IRR of 8.1%, as well as the land parcel described above.

Third Quarter 2018 Guidance

The Company has established an EPS guidance range of $0.59 to $0.63 for the third quarter of 2018. The difference between the Company’s second quarter 2018 EPS of $0.31 and the midpoint of the third quarter 2018 guidance range of $0.61 is due primarily to higher expected gains on property sales and the items described below, partially offset by an expected write-off of a non-cash unamortized discount from a debt extinguishment in connection with the planned sale of an apartment property.

The Company has established an FFO guidance range of $0.76 to $0.80 per share for the third quarter of 2018.  The difference between the Company’s second quarter 2018 FFO of $0.81 per share and the midpoint of the third quarter 2018 guidance range of $0.78 per share is due primarily to the expected write-off of a non-cash unamortized debt discount described above, partially offset by the items described below.

The Company has established a Normalized FFO guidance range of $0.81 to $0.85 per share for the third quarter of 2018.  The difference between the Company’s second quarter 2018 Normalized FFO of $0.81 per share and the midpoint of the third quarter 2018 guidance range of $0.83 per share is due primarily to:

•	A positive impact of approximately $0.01 per share from increased same store NOI;

•	A positive impact of approximately $0.01 per share from increased NOI as a result of the Company’s 2018 transaction activity;

•	A positive impact of approximately $0.01 per share from lower corporate overhead (property management and general and administrative expenses); and

•	A negative impact of approximately $0.01 per share from higher total interest expense.

Full Year 2018 Guidance

The Company has revised its guidance for its full year 2018 same store operating performance, EPS, FFO per share, Normalized FFO per share and transactions as listed below:

	Revised	Previous
Same Store:
Physical Occupancy	96.1%	96.0%
Revenue change	1.9% to 2.3%	1.0% to 2.25%
Expense change	3.5% to 4.0%	3.5% to 4.5%
NOI change	1.0% to 1.8%	0.0% to 1.5%

EPS	$1.80 to $1.86	$1.75 to $1.85
FFO per share	$3.10 to $3.16	$3.10 to $3.20
Normalized FFO per share	$3.22 to $3.28	$3.17 to $3.27

Transactions:
Consolidated rental acquisitions	$700.0 million	$500.0 million
Consolidated rental dispositions	$700.0 million	$500.0 million
Acquisition Cap Rate/Disposition Yield spread	0 to 25 basis points	50 basis points

The change in the full year EPS guidance range is due primarily to higher expected gains on property sales and the items described below, partially offset by the expected write-off of a non-cash unamortized debt discount described above and higher expected depreciation expense.

The change in the full year FFO per share guidance range is due primarily to the expected write-off of a non-cash unamortized debt discount described above, partially offset by the items described below.

The change in the full year Normalized FFO per share guidance range is due primarily to:

•	A positive impact of approximately $0.03 per share from increased same store NOI;

•	A positive impact of approximately $0.01 per share from increased NOI as a result of the Company’s revised 2018 transaction activity; and

•	A negative impact of approximately $0.01 per share from higher total interest expense.

Third Quarter 2018 Earnings and Conference Call

Equity Residential expects to announce its third quarter 2018 results on Tuesday, October 23, 2018 and host a conference call to discuss those results at 10:00 a.m. CT on Wednesday, October 24, 2018.

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties in urban and high-density suburban coastal gateway markets where today’s renters want to live, work and play.  Equity Residential owns or has investments in 304 properties consisting of 78,645 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation.  Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com.  Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, July 25, at 10:00 a.m. Central.  Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link.  A replay of the web cast will be available for two weeks at this site.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2018	2017	2018	2017
REVENUES
Rental income	$1,272,451	$1,216,219	$639,620	$612,299
Fee and asset management	373	361	188	181
Total revenues	1,272,824	1,216,580	639,808	612,480

EXPENSES
Property and maintenance	211,946	201,924	103,744	99,316
Real estate taxes and insurance	181,396	169,231	89,482	87,503
Property management	46,928	43,841	23,484	21,589
General and administrative	28,780	27,799	12,502	13,626
Depreciation	389,251	358,864	192,942	179,896
Total expenses	858,301	801,659	422,154	401,930

Operating income	414,523	414,921	217,654	210,550

Interest and other income	6,996	1,763	1,116	1,162
Other expenses	(7,210)	(2,132)	(3,769)	(1,042)
Interest:
Expense incurred, net	(210,235)	(197,434)	(94,131)	(91,224)
Amortization of deferred financing costs	(5,778)	(4,383)	(2,099)	(2,087)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of real estate properties and land parcels	198,296	212,735	118,771	117,359
Income and other tax (expense) benefit	(487)	(482)	(274)	(220)
Income (loss) from investments in unconsolidated entities	(2,008)	(1,755)	(1,031)	(682)
Net gain (loss) on sales of real estate properties	142,162	124,433	(51)	87,726
Net gain (loss) on sales of land parcels	995	19,170	995	(23)
Net income	338,958	354,101	118,410	204,160
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(12,358)	(12,765)	(4,299)	(7,354)
Partially Owned Properties	(1,189)	(1,553)	(509)	(765)
Net income attributable to controlling interests	325,411	339,783	113,602	196,041
Preferred distributions	(1,545)	(1,546)	(772)	(773)
Net income available to Common Shares	$323,866	$338,237	$112,830	$195,268

Earnings per share – basic:
Net income available to Common Shares	$0.88	$0.92	$0.31	$0.53
Weighted average Common Shares outstanding	367,865	366,713	367,930	366,820

Earnings per share – diluted:
Net income available to Common Shares	$0.88	$0.92	$0.31	$0.53
Weighted average Common Shares outstanding	383,224	382,505	383,423	382,692

Distributions declared per Common Share outstanding	$1.08	$1.0075	$0.54	$0.50375

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2018	2017	2018	2017
Net income	$338,958	$354,101	$118,410	$204,160
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(1,189)	(1,553)	(509)	(765)
Preferred distributions	(1,545)	(1,546)	(772)	(773)
Net income available to Common Shares and Units	336,224	351,002	117,129	202,622

Adjustments:
Depreciation	389,251	358,864	192,942	179,896
Depreciation – Non-real estate additions	(2,260)	(2,580)	(1,115)	(1,282)
Depreciation – Partially Owned Properties	(1,933)	(1,666)	(901)	(834)
Depreciation – Unconsolidated Properties	2,297	2,285	1,149	1,143
Net (gain) loss on sales of unconsolidated entities - operating assets	—	(68)	—	—
Net (gain) loss on sales of real estate properties	(142,162)	(124,433)	51	(87,726)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	(284)	—	(284)	—
FFO available to Common Shares and Units	581,133	583,404	308,971	293,819

Adjustments (see page 23 for additional detail):
Asset impairment and valuation allowances	—	—	—	—
Write-off of pursuit costs	2,066	1,546	1,135	831
Debt extinguishment and preferred share redemption (gains) losses	23,539	12,402	—	98
Non-operating asset (gains) losses	(478)	(18,950)	(691)	(58)
Other miscellaneous items	(1,470)	(790)	1,769	(799)
Normalized FFO available to Common Shares and Units	$604,790	$577,612	$311,184	$293,891

FFO	$582,678	$584,950	$309,743	$294,592
Preferred distributions	(1,545)	(1,546)	(772)	(773)
FFO available to Common Shares and Units	$581,133	$583,404	$308,971	$293,819
FFO per share and Unit - basic	$1.53	$1.54	$0.81	$0.77
FFO per share and Unit - diluted	$1.52	$1.53	$0.81	$0.77

Normalized FFO	$606,335	$579,158	$311,956	$294,664
Preferred distributions	(1,545)	(1,546)	(772)	(773)
Normalized FFO available to Common Shares and Units	$604,790	$577,612	$311,184	$293,891
Normalized FFO per share and Unit - basic	$1.59	$1.52	$0.82	$0.77
Normalized FFO per share and Unit - diluted	$1.58	$1.51	$0.81	$0.77

Weighted average Common Shares and Units outstanding - basic	380,729	379,619	380,795	379,733
Weighted average Common Shares and Units outstanding - diluted	383,224	382,505	383,423	382,692

Note: See page 23 for additional detail regarding the adjustments from FFO to Normalized FFO. See pages 25 through 29 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Investment in real estate
Land	$5,986,329	$5,996,024
Depreciable property	19,946,606	19,768,362
Projects under development	145,564	163,547
Land held for development	86,098	98,963
Investment in real estate	26,164,597	26,026,896
Accumulated depreciation	(6,338,043)	(6,040,378)
Investment in real estate, net	19,826,554	19,986,518
Cash and cash equivalents	34,507	50,647
Investments in unconsolidated entities	58,124	58,254
Restricted deposits	54,370	50,115
Other assets	433,027	425,065
Total assets	$20,406,582	$20,570,599

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,894,325	$3,618,722
Notes, net	5,532,637	5,038,812
Line of credit and commercial paper	345,807	299,757
Accounts payable and accrued expenses	146,415	114,766
Accrued interest payable	63,341	58,035
Other liabilities	344,159	341,852
Security deposits	66,800	65,009
Distributions payable	206,829	192,828
Total liabilities	9,600,313	9,729,781

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	366,483	366,955
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of June 30, 2018 and December 31, 2017	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 368,278,336 shares issued and outstanding as of June 30, 2018 and 368,018,082 shares issued and outstanding as of December 31, 2017	3,683	3,680
Paid in capital	8,905,184	8,886,586
Retained earnings	1,329,600	1,403,530
Accumulated other comprehensive income (loss)	(67,310)	(88,612)
Total shareholders’ equity	10,208,437	10,242,464
Noncontrolling Interests:
Operating Partnership	232,995	226,691
Partially Owned Properties	(1,646)	4,708
Total Noncontrolling Interests	231,349	231,399
Total equity	10,439,786	10,473,863
Total liabilities and equity	$20,406,582	$20,570,599

Equity Residential Portfolio Summary As of June 30, 2018

			% of	Average
		Apartment	Stabilized	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	70	15,968	18.2%	$2,490
Orange County	13	4,028	4.4%	2,174
San Diego	12	3,385	3.8%	2,321
Subtotal – Southern California	95	23,381	26.4%	2,411

San Francisco	55	13,424	20.3%	3,147
Washington DC	48	15,811	17.2%	2,386
New York	38	10,247	16.4%	3,820
Seattle	41	8,438	10.0%	2,368
Boston	24	6,263	9.7%	3,021
Other Markets	1	136	—%	1,187
Total	302	77,700	100.0%	2,763

Unconsolidated Properties	2	945	—	—

Grand Total	304	78,645	100.0%	$2,763

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

2nd Quarter 2018 Earnings Release	8

Equity Residential

Portfolio as of June 30, 2018

	Properties	Apartment Units

Wholly Owned Properties	284	74,003
Master-Leased Properties - Consolidated	1	162
Partially Owned Properties - Consolidated	17	3,535
Partially Owned Properties - Unconsolidated	2	945

	304	78,645

Note:	Effective April 2, 2018, the Company took over management of one of its Master-Leased Properties containing 597 apartment units located in Los Angeles.

Portfolio Rollforward Q2 2018

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	3/31/2018	303	78,399

Acquisitions:
Consolidated:
Rental Properties		1	240	$146,000	4.5%

				Sales Price	Disposition Yield

Dispositions:
Consolidated:
Land Parcels		—	—	$(2,700)

Configuration Changes		—	6

	6/30/2018	304	78,645

Portfolio Rollforward 2018

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	12/31/2017	305	78,611

Acquisitions:
Consolidated:
Rental Properties		2	357	$199,700	4.5%

				Sales Price	Disposition Yield

Dispositions:
Consolidated:
Rental Properties		(4)	(786)	$(290,020)	(4.4%)
Land Parcels		—	—	$(2,700)

Completed Developments - Consolidated		1	449
Configuration Changes		—	14

	6/30/2018	304	78,645

2nd Quarter 2018 Earnings Release	9

Equity Residential

Second Quarter 2018 vs. Second Quarter 2017

Same Store Results/Statistics for 72,629 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q2 2018	$599,628	$177,679	$421,949	$2,752	96.2%	13.4%
Q2 2017	$586,757	$172,104	$414,653	$2,701	95.8%	14.0%

Change	$12,871	$5,575	$7,296	$51	0.4%	(0.6%)

Change	2.2%	3.2%	1.8%	1.9%

Second Quarter 2018 vs. First Quarter 2018

Same Store Results/Statistics for 74,655 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q2 2018	$616,032	$182,521	$433,511	$2,752	96.2%	13.5%
Q1 2018	$610,095	$186,143	$423,952	$2,729	96.0%	10.7%

Change	$5,937	$(3,622)	$9,559	$23	0.2%	2.8%

Change	1.0%	(1.9%)	2.3%	0.8%

June YTD 2018 vs. June YTD 2017

Same Store Results/Statistics for 72,210 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

YTD 2018	$1,183,348	$355,724	$827,624	$2,732	96.1%	24.1%
YTD 2017	$1,158,193	$343,753	$814,440	$2,682	95.8%	25.4%

Change	$25,155	$11,971	$13,184	$50	0.3%	(1.3%)

Change	2.2%	3.5%	1.6%	1.9%

Note:  See page 28 for reconciliations from operating income.

2nd Quarter 2018 Earnings Release	10

Equity Residential Second Quarter 2018 vs. Second Quarter 2017 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q2 2018 % of Actual NOI	Q2 2018 Average Rental Rate	Q2 2018 Weighted Average Physical Occupancy %	Q2 2018 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles (1)	14,240	17.4%	$2,487	96.0%	14.4%	2.7%	2.6%	2.8%	3.2%	0.3%	(1.1%)
Orange County	3,684	4.1%	2,151	95.9%	14.4%	3.8%	3.5%	3.9%	4.3%	(0.4%)	1.2%
San Diego	3,385	4.0%	2,321	96.4%	14.9%	4.7%	0.9%	6.1%	4.2%	0.1%	(0.8%)
Subtotal – Southern California	21,309	25.5%	2,402	96.1%	14.5%	3.2%	2.4%	3.4%	3.5%	0.2%	(0.6%)

San Francisco	12,734	20.8%	3,088	96.2%	12.9%	3.1%	(3.1%)	5.3%	2.5%	0.5%	(0.1%)
Washington DC	15,475	17.9%	2,382	96.3%	13.5%	1.5%	3.1%	0.8%	0.7%	0.8%	(0.8%)
New York	10,007	17.5%	3,826	96.8%	9.5%	0.4%	7.3%	(3.5%)	(0.3%)	0.7%	(1.8%)
Boston	6,009	9.9%	2,998	96.3%	13.7%	2.3%	3.8%	1.7%	1.9%	0.6%	(0.4%)
Seattle	6,959	8.3%	2,291	95.8%	15.6%	3.0%	5.4%	2.1%	2.9%	0.0%	(0.2%)
Other Markets	136	0.1%	1,187	99.0%	21.3%	4.3%	21.8%	(3.6%)	3.9%	0.5%	3.7%

Total	72,629	100.0%	$2,752	96.2%	13.4%	2.2%	3.2%	1.8%	1.9%	0.4%	(0.6%)

(1)

Quarter over quarter same store revenues in Los Angeles were negatively impacted by non-residential related income. Residential-only same store revenues in Los Angeles increased 3.4% quarter over quarter.

2nd Quarter 2018 Earnings Release	11

Equity Residential Second Quarter 2018 vs. First Quarter 2018 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q2 2018 % of Actual NOI	Q2 2018 Average Rental Rate	Q2 2018 Weighted Average Physical Occupancy %	Q2 2018 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles (1)	15,371	18.4%	$2,498	96.0%	14.7%	0.2%	(2.1%)	1.2%	1.0%	(0.1%)	2.1%
Orange County	4,028	4.4%	2,174	95.9%	15.3%	1.6%	0.8%	1.8%	2.0%	(0.2%)	5.5%
San Diego	3,385	4.0%	2,321	96.4%	14.9%	2.0%	(2.9%)	3.7%	1.1%	0.6%	1.2%
Subtotal – Southern California	22,784	26.8%	2,414	96.1%	14.9%	0.7%	(1.8%)	1.6%	1.1%	0.0%	2.7%

San Francisco	12,975	20.7%	3,111	96.2%	13.0%	0.9%	(3.9%)	2.5%	1.0%	(0.2%)	2.5%
Washington DC	15,649	17.6%	2,386	96.3%	13.4%	1.4%	(1.1%)	2.6%	1.1%	0.2%	4.1%
New York	10,007	17.0%	3,826	96.8%	9.5%	0.7%	(2.4%)	2.8%	0.0%	0.8%	1.2%
Boston	6,009	9.6%	2,998	96.3%	13.7%	1.6%	(3.6%)	3.7%	0.7%	0.8%	4.6%
Seattle	7,095	8.2%	2,290	95.8%	15.6%	0.9%	3.0%	0.1%	0.7%	0.1%	1.4%
Other Markets	136	0.1%	1,187	99.0%	21.3%	(1.5%)	5.9%	(5.3%)	(1.8%)	0.5%	9.5%

Total	74,655	100.0%	$2,752	96.2%	13.5%	1.0%	(1.9%)	2.3%	0.8%	0.2%	2.8%

(1)	Sequential same store revenues in Los Angeles were negatively impacted by non-residential related income. Residential-only same store revenues in Los Angeles increased 0.8% sequentially.

2nd Quarter 2018 Earnings Release	12

Equity Residential June YTD 2018 vs. June YTD 2017 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	June YTD 18 % of Actual NOI	June YTD 18 Average Rental Rate	June YTD 18 Weighted Average Physical Occupancy %	June YTD 18 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles (1)	14,240	17.7%	$2,475	96.1%	26.9%	3.3%	3.4%	3.3%	3.3%	0.4%	(1.2%)
Orange County	3,684	4.1%	2,132	96.1%	24.3%	3.8%	2.3%	4.3%	4.1%	(0.1%)	0.0%
San Diego	3,385	4.1%	2,308	96.1%	28.6%	4.1%	1.9%	4.9%	4.0%	(0.1%)	(2.8%)
Subtotal – Southern California	21,309	25.9%	2,389	96.1%	26.7%	3.5%	3.0%	3.7%	3.5%	0.2%	(1.3%)

San Francisco	12,315	20.1%	3,036	96.3%	23.4%	2.8%	(2.2%)	4.4%	2.1%	0.6%	(1.7%)
Washington DC	15,475	18.0%	2,369	96.2%	22.9%	1.1%	3.6%	0.0%	0.6%	0.5%	(1.2%)
New York	10,007	17.6%	3,827	96.4%	17.8%	0.3%	6.3%	(3.2%)	(0.1%)	0.4%	(2.7%)
Boston	6,009	9.9%	2,988	95.9%	22.8%	2.3%	4.8%	1.3%	1.9%	0.1%	(0.8%)
Seattle	6,959	8.4%	2,284	95.8%	29.8%	3.9%	5.3%	3.3%	3.6%	0.0%	0.1%
Other Markets	136	0.1%	1,198	98.8%	33.1%	4.8%	0.2%	7.4%	4.9%	0.0%	10.3%

Total	72,210	100.0%	$2,732	96.1%	24.1%	2.2%	3.5%	1.6%	1.9%	0.3%	(1.3%)

(1)	June year-to-date same store revenues in Los Angeles were negatively impacted by non-residential related income. Residential-only same store revenues in Los Angeles increased 3.6% June year-to-date.

2nd Quarter 2018 Earnings Release	13

Equity Residential

Second Quarter 2018 vs. Second Quarter 2017

Same Store Operating Expenses for 72,629 Same Store Apartment Units

$ in thousands

	Actual Q2 2018	Actual Q2 2017	$ Change	% Change	% of Actual Q2 2018 Operating Expenses

Real estate taxes	$76,695	$73,601	$3,094	4.2%	43.2%
On-site payroll (1)	38,936	38,742	194	0.5%	21.9%
Utilities (2)	22,853	21,737	1,116	5.1%	12.9%
Repairs and maintenance (3)	23,481	22,199	1,282	5.8%	13.2%
Insurance	4,663	4,435	228	5.1%	2.6%
Leasing and advertising	2,388	2,320	68	2.9%	1.3%
Other on-site operating expenses (4)	8,663	9,070	(407)	(4.5%)	4.9%

Same store operating expenses	$177,679	$172,104	$5,575	3.2%	100.0%

June YTD 2018 vs. June YTD 2017

Same Store Operating Expenses for 72,210 Same Store Apartment Units

$ in thousands

	Actual YTD 2018	Actual YTD 2017	$ Change	% Change	% of Actual YTD 2018 Operating Expenses

Real estate taxes	$152,034	$145,535	$6,499	4.5%	42.7%
On-site payroll (1)	78,088	76,528	1,560	2.0%	22.0%
Utilities (2)	47,944	45,583	2,361	5.2%	13.5%
Repairs and maintenance (3)	44,471	42,761	1,710	4.0%	12.5%
Insurance	9,196	8,737	459	5.3%	2.6%
Leasing and advertising	4,816	4,826	(10)	(0.2%)	1.3%
Other on-site operating expenses (4)	19,175	19,783	(608)	(3.1%)	5.4%

Same store operating expenses	$355,724	$343,753	$11,971	3.5%	100.0%

(1)	On-site payroll - Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.
(2)	Utilities - Represents gross expenses prior to any recoveries under the Resident Utility Billing System ("RUBS"). Recoveries are reflected in rental income.
(3)

Repairs and maintenance - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

(4)	Other on-site operating expenses - Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

2nd Quarter 2018 Earnings Release	14

Equity Residential

Debt Summary as of June 30, 2018

($ in thousands)

	Amounts (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,894,325	33.0%	4.22%	5.9
Unsecured	5,878,444	67.0%	4.14%	10.0

Total	$8,772,769	100.0%	4.17%	8.7
Fixed Rate Debt:
Secured – Conventional	$2,387,042	27.2%	4.71%	4.0
Unsecured – Public	5,087,027	58.0%	4.41%	11.5

Fixed Rate Debt	7,474,069	85.2%	4.51%	9.1

Floating Rate Debt:
Secured – Conventional	6,751	0.1%	1.74%	6.5
Secured – Tax Exempt	500,532	5.7%	2.13%	14.0
Unsecured – Public (2)	445,610	5.1%	2.64%	1.0
Unsecured – Revolving Credit Facility (3)	—	—	2.29%	3.5
Unsecured – Commercial Paper Program (4)	345,807	3.9%	2.16%	—

Floating Rate Debt	1,298,700	14.8%	2.31%	6.1

Total	$8,772,769	100.0%	4.17%	8.7

(1)	Net of the effect of any derivative instruments. Weighted average rates are for the six months ended June 30, 2018.
(2)	Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.
(3)

The Company’s $2.0 billion unsecured revolving credit facility matures January 10, 2022.  The interest rate on advances under the credit facility will generally be LIBOR plus a spread (currently 0.825%), or based on bids received from the lending group, and an annual facility fee (currently 12.5 basis points).  Both the spread and the facility fee are dependent on the credit rating of the Company’s long-term debt.  As of June 30, 2018, there was approximately $1.65 billion available on the Company’s unsecured revolving credit facility (net of $6.7 million which was restricted/dedicated to support letters of credit and net of $347.0 million in principal outstanding on the commercial paper program).

(4)

The Company may borrow up to a maximum of $500.0 million on the commercial paper program subject to market conditions.  The notes bear interest at various floating rates with a weighted average of 2.16% for the six months ended June 30, 2018 and a weighted average maturity of 48 days as of June 30, 2018.

Note:  The Company capitalized interest of approximately $2.9 million and $16.6 million during the six months ended June 30, 2018 and 2017, respectively.  The Company capitalized interest of approximately $1.2 million and $8.4 million during the quarters ended June 30, 2018 and 2017, respectively.

2nd Quarter 2018 Earnings Release	15

Equity Residential

Debt Maturity Schedule as of June 30, 2018

($ in thousands)

Year	Fixed Rate (1)		Floating Rate (1)		Total	% of Total	Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

2018	$2,957		$297,400	(2)	$300,357	3.4%	4.01%	2.32%
2019	506,731	(3)	516,752	(2)	1,023,483	11.5%	5.17%	4.01%
2020	1,128,592	(4)	700		1,129,292	12.7%	5.20%	5.20%
2021	927,506		600		928,106	10.4%	4.64%	4.64%
2022	265,341		800		266,141	3.0%	3.26%	3.26%
2023	1,326,800		4,800		1,331,600	15.0%	3.74%	3.73%
2024	1,272		10,900		12,172	0.1%	4.79%	1.94%
2025	451,334		13,200		464,534	5.2%	3.38%	3.33%
2026	593,424		14,500		607,924	6.9%	3.59%	3.54%
2027	401,468		15,600		417,068	4.7%	3.26%	3.19%
2028+	1,924,969		481,365		2,406,334	27.1%	4.17%	3.64%
Subtotal	7,530,394		1,356,617		8,887,011	100.0%	4.23%	3.90%
Deferred Financing Costs and Unamortized (Discount)	(56,325)		(57,917)		(114,242)	N/A	N/A	N/A

Total	$7,474,069		$1,298,700		$8,772,769	100.0%	4.23%	3.90%

(1)	Net of the effect of any derivative instruments. Weighted average rates are as of June 30, 2018.
(2)	Includes $347.0 million in principal outstanding on the Company's commercial paper program, of which $297.0 million matures in 2018 and $50.0 million matures in 2019.
(3)

Includes a $500.0 million 5.19% mortgage loan with a maturity date of October 1, 2019 that can be prepaid at par beginning October 1, 2018.  The Company currently intends to prepay this mortgage loan on October 1, 2018.

(4)	Includes a $500.0 million 5.78% mortgage loan with a maturity date of July 1, 2020 that can be prepaid at par beginning July 1, 2019.

2nd Quarter 2018 Earnings Release	16

Equity Residential

Selected Unsecured Public Debt Covenants

	June 30,	March 31,
	2018	2018
Total Debt to Adjusted Total Assets (not to exceed 60%)	33.7%	33.5%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	11.1%	11.2%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	4.40	4.37

Total Unsecured Assets to Unsecured Debt (must be at least 150%)	362.3%	366.3%

Note: These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt, which represent the Company's most restrictive covenants.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	June 30,	March 31,
	2018	2018
Total debt to Normalized EBITDAre	5.39x	5.39x

Net debt to Normalized EBITDAre	5.36x	5.36x

Unencumbered NOI as a % of total NOI	78.9%	78.9%

Note: See page 22 for the Normalized EBITDAre reconciliations.

2nd Quarter 2018 Earnings Release	17

Equity Residential

Capital Structure as of June 30, 2018

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,894,325	33.0%
Unsecured Debt			5,878,444	67.0%

Total Debt			8,772,769	100.0%	26.5%

Common Shares (includes Restricted Shares)	368,278,336	96.3%
Units (includes OP Units and Restricted Units)	14,024,018	3.7%

Total Shares and Units	382,302,354	100.0%
Common Share Price at June 30, 2018	$63.69
			24,348,837	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%

Total Equity			24,386,117	100.0%	73.5%

Total Market Capitalization			$33,158,886		100.0%

Perpetual Preferred Equity as of June 30, 2018

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

2nd Quarter 2018 Earnings Release	18

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	YTD Q2 2018	YTD Q2 2017	Q2 2018	Q2 2017

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	367,865,479	366,713,268	367,930,497	366,819,902
Shares issuable from assumed conversion/vesting of:
- OP Units	12,863,844	12,905,975	12,864,756	12,913,250
- long-term compensation shares/units	2,494,962	2,886,010	2,627,326	2,958,466

Total Common Shares and Units - diluted	383,224,285	382,505,253	383,422,579	382,691,618

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	367,865,479	366,713,268	367,930,497	366,819,902
OP Units - basic	12,863,844	12,905,975	12,864,756	12,913,250

Total Common Shares and OP Units - basic	380,729,323	379,619,243	380,795,253	379,733,152
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	2,494,962	2,886,010	2,627,326	2,958,466

Total Common Shares and Units - diluted	383,224,285	382,505,253	383,422,579	382,691,618

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	368,278,336	367,298,765
Units (includes OP Units and Restricted Units)	14,024,018	13,816,133

Total Shares and Units	382,302,354	381,114,898

2nd Quarter 2018 Earnings Release	19

Equity Residential Development and Lease-Up Projects as of June 30, 2018 (Amounts in thousands except for project and apartment unit amounts)

Projects	Location	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Estimated Initial Occupancy	Estimated Completion Date	Estimated Stabilization Date	Percentage Leased	Percentage Occupied

Projects Under Development:
100K Apartments	Washington, DC	222	$88,023	$74,221	$74,221	$—	87%	Q3 2018	Q4 2018	Q4 2019	1%	—
1401 E. Madison	Seattle, WA	137	62,352	25,125	25,125	—	18%	Q2 2019	Q3 2019	Q1 2020	—	—
249 Third Street	Cambridge, MA	84	51,447	16,491	16,491	—	9%	Q3 2019	Q4 2019	Q2 2020	—	—
West End Tower	Boston, MA	469	409,749	29,727	29,727	—	2%	Q2 2021	Q3 2021	Q1 2023	—	—

Projects Under Development		912	611,571	145,564	145,564	—

Completed Not Stabilized (A):
855 Brannan	San Francisco, CA	449	322,235	318,145	—	—			Completed	Q3 2018	95%	93%
Helios (formerly 2nd & Pine)	Seattle, WA	398	226,287	223,912	—	—			Completed	Q3 2018	94%	92%
Cascade	Seattle, WA	477	175,378	171,597	—	—			Completed	Q4 2018	87%	83%

Projects Completed Not Stabilized		1,324	723,900	713,654	—	—

Total Development Projects		2,236	$1,335,471	$859,218	$145,564	$—

Land Held for Development		N/A	N/A	$86,098	$86,098	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q2 2018 NOI
Projects Under Development							$611,571	$(1)
Completed Not Stabilized							723,900	6,221
Total Development NOI Contribution							$1,335,471	$6,220

Note: All development projects are wholly owned by the Company.

(A)	Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.

2nd Quarter 2018 Earnings Release	20

Equity Residential Capital Expenditures to Real Estate For the Six Months Ended June 30, 2018 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units (1)	72,210	5,490	77,700

Building Improvements	$45,533	$1,370	$46,903	$631

Renovation Expenditures (2)	16,928	509	17,437	234

Replacements	21,198	449	21,647	294

Total Capital Expenditures	$83,659	$2,328	$85,987	$1,159

(1)	Total Apartment Units - Excludes 945 unconsolidated apartment units for which capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)	Renovation Expenditures on 1,269 same store apartment units for the six months ended June 30, 2018 approximated $13,340 per apartment unit renovated.

2nd Quarter 2018 Earnings Release	21

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

Normalized EBITDAre Reconciliations for Page 17

	Trailing Twelve Months		2018		2017
	June 30, 2018	March 31, 2018	Q2	Q1	Q4	Q3	Q2
Net income	$613,238	$698,988	$118,410	$220,548	$130,084	$144,196	$204,160
Interest expense incurred, net	396,691	393,784	94,131	116,104	95,311	91,145	91,224
Amortization of deferred financing costs	9,921	9,909	2,099	3,679	2,079	2,064	2,087
Amortization of above/below market lease intangibles	4,307	4,070	1,098	1,098	1,099	1,012	861
Depreciation	774,136	761,090	192,942	196,309	200,785	184,100	179,896
Income and other tax expense (benefit)	483	429	274	213	(232)	228	220

EBITDA	1,798,776	1,868,270	408,954	537,951	429,126	422,745	478,448

Net (gain) loss on sales of real estate properties	(174,786)	(262,563)	51	(142,213)	(15,296)	(17,328)	(87,726)

EBITDAre	1,623,990	1,605,707	409,005	395,738	413,830	405,417	390,722

Impairment – non-operating assets	1,693	1,693	—	—	1,693	—	—
Write-off of pursuit costs (other expenses)	3,626	3,322	1,135	931	777	783	831
(Income) loss from investments in unconsolidated entities	3,623	3,274	1,031	977	1,217	398	682
Net (gain) loss on sales of land parcels	(992)	26	(995)	—	3	—	23
Insurance/litigation settlement or reserve income (interest and other income)	(9,523)	(9,831)	(528)	(5,358)	(137)	(3,500)	(836)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	2,886	1,867	963	1,923	—	—	(56)
Advocacy contributions (other expenses)	1,643	365	1,278	365	—	—	—
Other	943	980	56	(169)	961	95	93

Normalized EBITDAre	$1,627,889	$1,607,403	$411,945	$394,407	$418,344	$403,193	$391,459

Balance Sheet Items:	June 30, 2018	March 31, 2018

Total debt	$8,772,769	$8,659,477
Cash and cash equivalents	(34,507)	(44,453)
Mortgage principal reserves/sinking funds	(6,544)	(4,778)
Net debt	$8,731,718	$8,610,246

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

2nd Quarter 2018 Earnings Release	22

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Six Months Ended June 30,			Quarter Ended June 30,
	2018	2017	Variance	2018	2017	Variance

Impairment	$—	$—	$—	$—	$—	$—
Asset impairment and valuation allowances	—	—	—	—	—	—

Write-off of pursuit costs (other expenses)	2,066	1,546	520	1,135	831	304
Write-off of pursuit costs	2,066	1,546	520	1,135	831	304

Prepayment premiums/penalties (interest expense)	22,110	12,258	9,852	—	560	(560)
Write-off of unamortized deferred financing costs (interest expense)	1,580	243	1,337	—	26	(26)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	(151)	(99)	(52)	—	(488)	488
Debt extinguishment and preferred share redemption (gains) losses	23,539	12,402	11,137	—	98	(98)

Net (gain) loss on sales of land parcels	(995)	(19,170)	18,175	(995)	23	(1,018)
(Income) loss from investments in unconsolidated entities ─ non-operating assets	517	220	297	304	(81)	385
Non-operating asset (gains) losses	(478)	(18,950)	18,472	(691)	(58)	(633)

Insurance/litigation settlement or reserve income (interest and other income)	(5,886)	(1,216)	(4,670)	(528)	(836)	308
Insurance/litigation/environmental settlement or reserve expense (other expenses)	2,886	237	2,649	963	(56)	1,019
Advocacy contributions (other expenses)	1,643	—	1,643	1,278	—	1,278
Other	(113)	189	(302)	56	93	(37)
Other miscellaneous items	(1,470)	(790)	(680)	1,769	(799)	2,568

Adjustments from FFO to Normalized FFO	$23,657	$(5,792)	$29,449	$2,213	$72	$2,141

Note: See pages 25 through 29 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2nd Quarter 2018 Earnings Release	23

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See pages 25 through 29 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q3 2018	Revised Full Year 2018	Previous Full Year 2018
2018 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.81 to $0.85	$3.22 to $3.28	$3.17 to $3.27

2018 Same Store Assumptions

Physical Occupancy		96.1%	96.0%
Revenue change		1.9% to 2.3%	1.0% to 2.25%
Expense change		3.5% to 4.0%	3.5% to 4.5%
NOI change (1)		1.0% to 1.8%	0.0% to 1.5%

2018 Transaction Assumptions

Consolidated rental acquisitions		$700.0M	$500.0M
Consolidated rental dispositions		$700.0M	$500.0M
Spread between Acquisition Cap Rate and Disposition Yield		0 to 25 basis points	50 basis points

2018 Debt Assumptions (2)

Weighted average debt outstanding		$8.8B to $9.0B	$8.8B to $9.1B
Weighted average interest rate (reduced for capitalized interest)		4.27%	4.21%
Interest expense, net (on a Normalized FFO basis)		$375.8M to $384.3M	$370.5M to $383.1M
Capitalized interest		$6.0M to $7.0M	$4.0M to $8.0M

2018 Capital Expenditures to Real Estate Assumptions

Per Same Store Apartment Unit
Total Capital Expenditures to Real Estate (3)	$2,900	$210.0M	$210.0M

2018 Other Guidance Assumptions

Property management expense		$89.5M to $91.5M	$88.5M to $90.5M
General and administrative expense		$52.0M to $54.0M	$53.0M to $55.0M
Interest and other income		$1.5M	$0.5M to $1.0M
Income and other tax expense		$1.0M	$0.5M to $1.0M
Debt offerings		$800.0M to $1.0B	$800.0M to $1.0B
Equity ATM share offerings		No amounts budgeted	No amounts budgeted
Preferred share offerings		No amounts budgeted	No amounts budgeted
Weighted average Common Shares and Units - Diluted		383.4M	383.8M

(1)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)

All 2018 debt assumptions are shown on a Normalized FFO basis and therefore exclude an approximately $41.3 million impact from anticipated debt extinguishment costs/prepayment penalties in connection with all debt repayment activities in 2018, of which $22.1 million represents cash prepayment penalties and $19.2 million represents non-cash write-offs of unamortized debt discounts and deferred financing costs.  This represents a $17.6 million increase from the previous estimate of $23.7 million due to additional non-cash write-offs of unamortized debt discounts and deferred financing costs anticipated from a debt extinguishment associated with the planned sale of an apartment property.

(3)

During 2018, the Company expects to spend approximately $43.0 million for apartment unit Renovation Expenditures on approximately 3,200 same store apartment units at an average cost of approximately $13,300 per apartment unit renovated, which is included in the Total Capital Expenditures to Real Estate amounts noted above.

2nd Quarter 2018 Earnings Release	24

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all years presented (the ratios should not be used for any other purpose, including without limitation, to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period).

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sale price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

2nd Quarter 2018 Earnings Release	25

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain – Economic Gain is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, rehab, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain:

	Six Months Ended June 30, 2018	Quarter Ended June 30, 2018

Net Gain (Loss) on Sales of Real Estate Properties	$142,162	$(51)
Accumulated Depreciation Gain	(63,640)	—

Economic Gain	$78,522	$(51)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (April 2002 White Paper) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales and impairment write-downs of depreciated operating properties, plus depreciation and amortization expense, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to sales of depreciated operating properties and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment and valuation allowances;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;

2nd Quarter 2018 Earnings Release	26

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for pages 6 and 23 (the expected guidance/projections provided below are based on current expectations and are forward-looking):

	Actual June	Actual June	Actual	Actual	Expected	Expected
	YTD 2018	YTD 2017	Q2 2018	Q2 2017	Q3 2018	2018
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS - Diluted	$0.88	$0.92	$0.31	$0.53	$0.59 to $0.63	$1.80 to $1.86
Add: Depreciation expense	1.01	0.93	0.50	0.47	0.50	2.00
Less: Net (gain) loss on sales	(0.37)	(0.32)	—	(0.23)	(0.33)	(0.70)

FFO per share - Diluted	1.52	1.53	0.81	0.77	0.76 to 0.80	3.10 to 3.16

Asset impairment and valuation allowances	—	—	—	—	—	—
Write-off of pursuit costs	—	—	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	0.06	0.03	—	—	0.05	0.11
Non-operating asset (gains) losses	—	(0.05)	—	—	—	—
Other miscellaneous items	—	—	—	—	—	—

Normalized FFO per share - Diluted	$1.58	$1.51	$0.81	$0.77	$0.81 to $0.85	$3.22 to $3.28

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see page 10):

2nd Quarter 2018 Earnings Release	27

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

	Six Months Ended June 30,		Quarter Ended June 30,
	2018	2017	2018	2017
Operating income	$414,523	$414,921	$217,654	$210,550
Adjustments:
Fee and asset management revenue	(373)	(361)	(188)	(181)
Property management	46,928	43,841	23,484	21,589
General and administrative	28,780	27,799	12,502	13,626
Depreciation	389,251	358,864	192,942	179,896
Total NOI	$879,109	$845,064	$446,394	$425,480
Rental income:
Same store	$1,183,348	$1,158,193	$599,628	$586,757
Non-same store/other	89,103	58,026	39,992	25,542
Total rental income	1,272,451	1,216,219	639,620	612,299
Operating expenses:
Same store	355,724	343,753	177,679	172,104
Non-same store/other	37,618	27,402	15,547	14,715
Total operating expenses	393,342	371,155	193,226	186,819
NOI:
Same store	827,624	814,440	421,949	414,653
Non-same store/other	51,485	30,624	24,445	10,827
Total NOI	$879,109	$845,064	$446,394	$425,480

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2017 and 2018, plus any properties in lease-up and not stabilized as of January 1, 2017.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2017, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

% of Stabilized NOI – Represents budgeted 2018 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated cost for projects under development and/or developed and all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Turnover – Total residential move-outs (including inter-property and intra-property transfers) divided by total residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

2nd Quarter 2018 Earnings Release	28

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s general and administrative expense, interest expense (including loan assumption costs and other loan-related costs) or property management expense.  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, rehab, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

2nd Quarter 2018 Earnings Release	29